CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 25, 2016 for the TCG Cash Reserve Money Market Fund (the "Fund"), a series of TCG Financial Series Trust I, and to all references to our firm included in or made part of this Post-Effective Amendment No. 5 under the Securities Act of 1933 and Post-Effective Amendment No. 8 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A (File Nos. 333-189479 and 811-22826), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounts Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

October 11, 2016